Exhibit 99.4

INDEX TO BRIDGER LOGISTICS, LLC AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Independent auditors’ report

The Board of Directors

Bridger Logistics, LLC and subsidiaries:

We have audited the accompanying consolidated financial statements of Bridger Logistics, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles. This includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Bridger Logistics, LLC and its subsidiaries as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas
May 29, 2015

Independent auditors’ report

The Board of Directors

Bridger Logistics, LLC and subsidiaries:

We have audited the accompanying consolidated financial statements of Bridger Logistics, LLC and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Bridger Logistics, LLC and its subsidiaries as of December 31, 2012 and their results of operations, and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ James, Hardy & Haley, CPAs
Shreveport, Louisiana
May 29, 2015

Bridger Logistics, LLC and subsidiaries

Consolidated Balance Sheets

December 31, 2014, 2013 and 2012

Assets	2014	2013	2012
Current assets:
Cash	$7,957,378	3,343,276	5,550,626
Trade accounts receivable	17,285,142	7,712,064	5,813,351
Due from affiliates—note 6	34,001,516	11,047,823	7,555,463
Prepaid expenses	12,174,528	2,166,578	348,643
Prepaid pipeline tariff	4,715,232	3,086,672	393,149
Assets held for sale—note 10	3,013,567	—	—
Other current assets	624,646	1,166,927	919,017
Total current assets	79,772,009	28,523,340	20,580,249
Property and equipment:
Land	1,726,247	1,726,247	—
Pipeline terminals	33,467,927	10,715,565	7,721,351
Pipeline—note 3	3,914,571	3,812,749	3,701,186
Vehicles	2,125,395	883,264	203,398
Trucks and trailers	145,048,267	83,798,381	45,889,827
Railcars	151,828,320	—	—
Furniture and equipment	4,781,959	1,794,510	1,135,105
Construction in progress	7,198,943	17,790,877	—
Accumulated depreciation	(31,096,824)	(14,794,359)	(5,229,021)
Property and equipment, net	318,994,805	105,727,234	53,421,846
Intangible assets, net of amortization	6,487,686	—	—
Other long-term assets	1,928,399	592,800	—
Total assets	$407,182,899	134,843,374	74,002,095

See accompanying notes to consolidated financial statements.

Bridger Logistics, LLC and subsidiaries

Consolidated Balance Sheets

December 31, 2014, 2013 and 2012

Liabilities and Equity	2014	2013	2012
Current liabilities:
Trade accounts payable	$24,826,688	13,924,473	8,008,332
Due to affiliates—note 6	27,688,564	10,925,836	12,007,565
Current portion of long-term debt—note 5	65,920,090	14,963,881	7,801,103
Other accrued liabilities	14,201,439	986,016	636,091
Total current liabilities	132,636,781	40,800,206	28,453,091
Long-term liabilities:
Long-term debt, less current maturities—note 5	217,810,079	59,129,505	30,343,198
Other long-term liabilities	4,018,449	—
Total long-term liabilities	221,828,528	59,129,505	30,343,198
Total liabilities	354,465,309	99,929,711	58,796,289
Members’ equity	52,717,590	34,913,663	15,205,806
Total liabilities and members’ equity	$407,182,899	134,843,374	74,002,095

See accompanying notes to consolidated financial statements.

Bridger Logistics, LLC and subsidiaries

Consolidated Statements of Operations

Years ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Revenues	$274,049,507	134,533,934	161,727,079
Cost of sales	178,242,384	82,690,961	134,420,818
Gross profit	95,807,123	51,842,973	27,306,261
Expenses:
Operating expense	24,279,680	13,492,914	3,892,709
Selling, general, and administrative	8,832,128	5,866,515	1,843,420
Depreciation and amortization	19,445,393	10,476,781	4,215,398
Total expenses	52,557,201	29,836,210	9,951,527
Operating income	43,249,922	22,006,763	17,354,734
Other income (expense):
Other income (expense)	136,369	(256,952)	26,262
Interest expense	(9,045,639)	(2,933,445)	(1,299,013)
Income tax expense	(20,968)	(70,599)	—
Total other expense, net	(8,930,238)	(3,260,996)	(1,272,751)
Income from continuing operations	34,319,684	18,745,767	16,081,983
(Loss) income from discontinued operations—note 10	(16,515,757)	962,090	(671,339)
Net income	$17,803,927	19,707,857	15,410,644

See accompanying notes to consolidated financial statements.

Bridger Logistics, LLC and subsidiaries

Consolidated Statement of Changes in Members’ Equity

Years ended December 31, 2014, 2013 and 2012

Members’ equity
Balance at December 31, 2011	$334,062
Net income	15,410,644
Capital contributions	138,600
Capital distributions	(677,500)
Balance at December 31, 2012	$15,205,806
Net income	19,707,857
Balance at December 31, 2013	34,913,663
Net income	17,803,927
Balance at December 31, 2014	$52,717,590

See accompanying notes to consolidated financial statements.

Bridger Logistics, LLC and subsidiaries

Consolidated Statements of Cash Flows

Years ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Cash flows from operating activities:
Net income	$17,803,927	19,707,857	15,410,644
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,445,393	10,476,781	4,215,398
(Gain) loss on sale of property and equipment	(139,287)	251,849	4,098
(Increase) decrease in current assets:
Trade accounts receivable	(9,573,078)	(1,898,713)	(3,574,691)
Due from affiliates	(22,953,693)	(3,492,360)	(7,110,142)
Prepaid expenses	(10,007,950)	(1,817,935)	(53,399)
Prepaid pipeline tariff	(1,628,560)	(2,693,523)	(289,149)
Other current assets	542,281	(247,910)	(511,926)
Increase (decrease) in current and other liabilities:
Trade accounts payable	10,902,215	5,916,141	6,091,263
Due to affiliates	16,762,728	(1,081,729)	4,523,755
Other accrued liabilities	13,215,423	349,925	(2,789,823)
Change in other long-term liabilities	4,018,449	—	—
Net cash provided by operating activities	38,387,848	25,470,383	15,916,028
Cash flows from investing activities:
Proceeds from sale of property and equipment	3,971,162	967,628	109,000
Purchases of property and equipment	(233,128,406)	(64,001,646)	(38,504,905)
Cost of acquisition	(9,000,000)	—	—
Changes in other long-term assets	(5,253,285)	(592,800)	—
Net cash used in investing activities	(243,410,529)	(63,626,818)	(38,395,905)
Cash flows from financing activities:
Proceeds from borrowing	352,631,337	45,998,577	31,358,082
Repayments on borrowing	(143,325,820)	(10,526,617)	(4,373,356)
Changes in insurance liabilities	331,266	477,125	—
Capital contributions	—	—	138,600
Capital distributions	—	—	(677,500)
Net cash provided by financing activities	209,636,783	35,949,085	26,445,826
Increase (decrease) in cash	4,614,102	(2,207,350)	3,965,949
Cash at beginning of year	3,343,276	5,550,626	1,584,677
Cash at end of year	$7,957,378	3,343,276	5,550,626
Supplemental disclosure of cash flow information:
Interest expense paid	$7,667,905	2,897,269	1,436,906
Payments for income taxes	$73,105	20,021	—

See accompanying notes to consolidated financial statements.

Bridger Logistics, LLC and subsidiaries

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(1) Organization and description of business

Bridger Logistics, LLC and its subsidiaries (together, “Bridger” or “the Company”) is a privately held limited liability company and is primarily engaged in the transportation, storage and terminalling of crude oil. The Company is wholly owned by Bridger, LLC. The consolidated financial statements for Bridger Logistics, LLC include the financial statements of the following subsidiaries: Bridger Transfer Services, LLC, Bridger Leasing, LLC, Bridger Transportation, LLC (formerly Southern Energy Transportation, Inc.), Bridger Rail Shipping, LLC, Bridger Lake, LLC, Double on 8, LLC and Bridger Midstream, LLC.

Bridger generates income from transporting crude oil through its operation of a fleet of trucks and tank trailers and railcars primarily servicing Texas, Louisiana, North Dakota, Pennsylvania, Colorado, New Mexico, Mississippi and Wyoming.

Bridger operates 23 pipeline terminals in North Dakota, Montana, Wyoming, New Mexico, Mississippi, Oklahoma and Texas for the transfer of crude oil into major pipeline systems and has available volume capacity for loading of crude oil at two rail facilities in North Dakota as well as available volume capacity for the unloading of crude oil at three rail facilities located in East Texas, Philadelphia and South Louisiana.

Bridger also derives revenues from leasing trucks and tank trailers for the transportation of crude oil. Bridger owned 555 trucks and 634 tank trailers as of December 31, 2014, 293 trucks and 367 tank trailers as of December 31, 2013 and 160 trucks and 202 tank trailers as of December 31, 2012.

In addition, Bridger owns the Bridger Lake pipeline, a 24-mile crude oil pipeline with a storage and terminalling facility in Uinta County, Wyoming. As discussed further in note 3, the pipeline has been out of commission since April 2010 due to reconstruction of the pipeline’s infrastructure. The pipeline became eligible for operations at the end of 2014.

Bridger also provides pipeline management services through exchanged crude oil barrels under buy/sell agreements.

On April 30, 2014, Bridger Rail Shipping, LLC completed a $200 million secured financing agreement with Element Financial Corporation (“Element”) to finance the acquisition of 1,300 new railcars from Trinity Industries. As of December 31, 2014, Bridger had taken delivery of 999 railcars. These new railcars replaced existing leased railcars in Bridger’s fleet. The Company expects that these owned railcars will reduce railcar lease expenses, as the lease fleet will be reduced by the delivery of owned railcars.

On July 1, 2014, Bridger Transportation, LLC executed a five-year agreement to provide dedicated trucking services for the crude oil marketing business of Occidental Energy Marketing, Inc. In connection with the transaction, Bridger acquired all of Occidental Energy Transportation LLC’s (“OET”) trucks and trailers servicing the Permian Basin, as well as OET’s trucking operations personnel. In connection with the agreement, Bridger ordered a fleet of new trucks to complement the assets purchased from OET to support sustained growth in the region.

The consolidated financial statements present the consolidated financial position and results of operations, changes in equity, and cash flows of Bridger with all balances and transactions between the entities eliminated. Such amounts reduce revenue and expense items and eliminate transactions representing loaning of funds between the consolidated entities.

(2) Significant accounting policies

(a)  Principles of presentation and consolidation

The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated financial statements include the financial statements of Bridger Logistics, LLC and its subsidiaries. In addition, Bridger evaluates its relationships with other entities to identify whether they are variable interest entities under certain provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810-10, Consolidation-Overall and to assess whether it is the primary beneficiary of any such entity. If the determination is made that Bridger is the primary beneficiary of a variable interest entity, then that entity is included in the consolidated financial statements. No such variable interest entities exist as of December 31, 2014, 2013 or 2012.

Prior to July 1, 2013, Southern Energy Transportation, Inc. (“Southern Energy”) and Bridger were affiliated companies under common control. On July 1, 2013, Bridger acquired Southern Energy through a reorganization of Bridger’s parent company. This transaction was considered to be a transaction between entities under common control and accordingly Southern Energy’s assets and liabilities were recorded based upon the historical carrying value at the date of the transaction. Bridger’s accompanying historical financial statements have been retrospectively updated to reflect the effects on financial position, cash flows and results of operations attributable to Southern Energy as if Bridger had owned these assets for the periods presented.

As further discussed in Note 10, on November 28, 2014, Bridger entered into a Member Interest Purchase Agreement to sell all of the assets of Bridger Midstream, LLC. Bridger has classified the related assets as assets held for sale at December 31, 2014, and the results of operations of these assets as discontinued operations in the consolidated statements of operations as of December 31, 2014. These assets were not in operation in 2013 and 2012.

Bridger also recognized its Gulf Coast Rail Business as a discontinued operation at December 31, 2014 and presented results of operations of the Gulf Coast Rail Business as discontinued operations for the years ended December 31, 2014, 2013 and 2012 on the consolidated statements of operations. Bridger has retrospectively adjusted its prior periods’ consolidated financial statements to comparably classify the amounts related to the operations of the Gulf Coast Rail Business as discontinued operations.

(b)  Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make assumptions and use estimates that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the consolidated financial statements. While actual results could differ from these estimates, management does not expect the differences, if any, to have a material effect on the consolidated financial statements.

(c)  Cash and cash equivalents

For the purpose of reporting cash flows, cash and cash equivalents include all cash on hand and cash on deposit with original maturities of less than three months.

(d)  Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Management provides for uncollectible amounts through a charge to earnings and a credit to accounts receivable on its assessment of the current status of individual accounts. Such direct write-offs of accounts receivable have not been material to the consolidated financial statements.

(e)  Revenue recognition

Revenues include pipeline tariffs, trucking fees, rail throughput fees, pipeline management services, leasing, throughput, and storage; all items Bridger deems as being associated with the transportation of crude oil. These revenues are recognized upon completion of the related service.

(f)  Prepaid expenses

Prepaid expenses are amortized over the estimated period of future benefit, generally on a straight-line basis.

(g)  Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Owned property and equipment are depreciated using the straight-line method over the estimated lives of the respective assets.

Routine maintenance and repairs are charged to operating expense, while costs of improvements and replacements are capitalized. When an asset is retired or sold, its cost and related accumulated depreciation are removed from the accounts, and the difference between the net book value of the asset and proceeds from disposition is recognized as a gain or loss on the consolidated statements of operations.

Construction in progress is stated at cost and is transferred to fixed assets when substantially all the activities necessary to prepare the assets for their intended use are completed. Depreciation commences upon capitalization.

(h)  Intangible assets

Intangible assets are recorded at their fair values. Intangible assets as of December 31, 2014 consisted mostly of a $4.2 million pipeline shipper status asset amortized over the useful life of 25 years, as well as $2.3 million in exchange and throughput agreements added as a result of acquisitions and amortized over 5 years based upon contracts terms. No intangible assets were outstanding as of December 31, 2013 and 2012. Amortization expense of $0.3 million was included in the depreciation and amortization expense on the consolidated statements of operations for the year ended December 31, 2014. No amortization expense was recognized for the years ended December 31, 2013 and 2012.

(i)  Asset retirement obligations

Under ASC 410-20, Asset Retirement and Environmental Obligations—Asset Retirement Obligations, which relates to accounting requirements for costs associated with legal obligations to retire tangible, long-lived assets, the Company records an Asset Retirement Obligation (“ARO”) at fair value in the period in which it is incurred by increasing the carrying amount of the related long-lived asset. In each subsequent period, the liability is accreted over time towards the ultimate obligation amount and the capitalized costs are depreciated over the useful life of the related asset. The Company did not identify any significant or material cost after review; thus, no ARO obligation was recorded for the years ended December 31, 2014, 2013 or 2012.

(j)  Impairment of long-lived assets

In accordance with ASC 360-10, Property, Plant, and Equipment—Overall, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company has not identified any triggering events during the years ended December 31, 2014, 2013 and 2012 that would require an assessment for impairment of long-lived assets.

(k)  Prepaid pipeline tariff

Prepaid pipeline tariffs are a deposit of an expected tariff expense for a three month period in the future.

(l)  Environmental liabilities and litigation

The Company’s policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations are generally recognized upon completion of the feasibility study. Such accruals are adjusted as further information or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

(m)  Income taxes

Bridger Logistics, LLC and its subsidiaries are treated as pass through entities (partnerships) for federal and state income tax purposes. These companies do not pay income taxes, except state margin or gross receipts tax where it exists, as most income or loss and credits are included in the returns of the individual members. State tax for applicable jurisdictions was $20,968 and $70,599 for the years ended December 31, 2014 and 2013 respectively. No tax expense was recorded in 2012.

(3) Pipeline operational status

The Bridger Lake pipeline asset consisted of a pipeline 6 5/8” in diameter and 27 miles in length extending from Northern Utah into Southwestern Wyoming. It operated without incident until April 5, 2010. On this date, it was determined that approximately 4,000 barrels of sweet crude oil were released over an area of about four acres near the small community of Robertson, Wyoming (population 97). In accordance with requirements of the United States Department of Transportation’s Pipeline Hazardous Material Safety Administration (PHMSA) and the Wyoming Department of Environmental Quality, the Company has paid approximately $6.2 million in environmental remediation and improvement costs and expenses. Such expenditures included $3.8 million for modification and rebuilding of the entire pipeline’s infrastructure, approximately $2.2 million for cleanup expense (approximately $1 million in each of the years ended December 31, 2010 and 2011, and $100,000 and $200,000 in the years ended December 31, 2013 and 2012, respectively) and $300,000 for development and implementation of a safety program expensed in 2011. No accrued liability was recorded for such obligations as of December 31, 2014 and 2013. An accrued liability of $31,000 was recorded in Bridger Lake, LLC for such obligations as of December 31, 2012.

During the fourth quarter of 2011, the available miles of the pipeline were reduced from 27 miles to 24 miles as three miles in the state of Utah were cut off, cleaned, inserted with inert gas, and shut in at both ends. As a result, the remaining 24 miles are located only in Wyoming and the pipeline became intrastate. During the years 2014, 2013 and 2012, no volumes were transported through the pipeline and no revenues were generated from pipeline operations.

An approval to restart the pipeline was received from PHMSA in July 2012 and the pipeline was placed back into service for transporting crude oil in 2014. Management is in discussions with several customers regarding potential throughput agreements and expects such agreements to be put in place in 2015. The additional cost of $3.9 million spent to rebuild the pipeline was capitalized and will be expensed over the estimated life of the pipeline.

(4) Fair value

Fair value is defined as the price that Bridger would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants on the measurement date. In determining fair value, the accounting standards establish a three level hierarchy for inputs used in measuring fair value, as follows:

Level 1—inputs are quoted prices in active markets for identical assets or liabilities.

Level 2—inputs are observable for the asset or liability, either directly or indirectly, including quoted prices in active markets for similar assets or liabilities.

Level 3—inputs are unobservable and reflect Bridger’s own assumptions.

As of December 31, 2014, 2013 and 2012, the fair values of cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying values due to the short term nature of these instruments. Bridger’s carrying value of its variable interest debt approximates its fair value as such debt incurs interest at variable rates tied to a market rate of interest. The fair values of fixed rate debt is impracticable for Bridger to estimate due to the lack of a trading market to observe similar debt instruments. In addition, the process to identify other non-public companies similar to Bridger in size and credit standing with debt having interest rates, maturities, and carrying amounts of a similar nature upon which to estimate the fair value of Bridger’s fixed rate debt would result in Bridger incurring undue effort and excessive cost as such information is not readily available. The carrying value of such fixed rate debt as of December 31, 2014 was $249,418,310 with interest rates ranging from 2.85% to 6.12% and maturity dates ranging from March 7, 2017 to January 1, 2022.

(5) Debt

Long-term debt consists of several different loans with commercial banks and equipment financing companies. The purpose of the loans is to obtain financing for the purchase of trucks and trailers, vehicles, rail cars, buildings and for the construction of pipeline terminals. Further, the loans are secured by these same assets.

Bridger had $283,730,169, $74,093,386 and $38,144,301 of debt as of December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014, the debt consisted of instruments with outstanding balances ranging from $34,756 to $56,853,294 with varying monthly payments due through January 1, 2022. Interest rates related to the debt above consisted of the following: $249,418,310 in outstanding debt with fixed interest rates ranging from 2.85% to 6.12%, $19,956,769 in outstanding debt with a variable interest rate of the 1 month LIBOR plus 3.50%, $13,281,410 in outstanding debt with a variable interest rate of the Wall Street Journal Prime Rate with a minimum rate of 3.25%, and $1,073,680 in outstanding debt with a variable prime interest rate with a minimum rate of 3.25%.

As of December 31, 2013, the debt consisted of instruments with outstanding balances ranging from $9,472 to $13,401,192 with varying monthly payments due through March 9, 2025. Interest rates related to the debt above consisted of the following: $3,176,429 in outstanding debt with fixed interest rates ranging from 2.79% to 8.99%, $38,363,430 in outstanding debt with a variable interest rate of 3.75% above the 1 month LIBOR with minimum rates of 4.50% and 4.60%, respectively, $4,380,305 in outstanding debt with a variable interest rate of 1.00% above the Wall Street Journal Prime Rate with a minimum rate of 4.75%, $15,819,902 in outstanding debt with a variable interest rate of 1.75% above the Wall Street Journal Prime Rate with minimum rates of 4.50% and 5.00%, $9,472 in outstanding debt with a variable interest rate of 1.00% above the New York Prime Rate with a minimum rate of 3.00%, and $12,343,848 in outstanding debt with a variable interest rate equal to the Wall Street Journal Prime Rate with a minimum rate of 3.25%.

As of December 31, 2012, the debt consisted of instruments with outstanding balances ranging from $19,669 to $11,850,177 with varying monthly payments due through May 1, 2019. Interest rates related to the debt above consisted of the following: $3,682,127 in outstanding debt with fixed interest rates ranging from 2.70% to 7.39%, $26,474,766 in outstanding debt with a variable interest rate of 3.75% above the 1 month LIBOR with minimum rates of 4.00% and 4.50%, $5,659,289 in outstanding debt with a variable interest rate of 1.00% above the Wall Street Journal Prime Rate with a minimum rate of 4.75%, $2,308,450 in outstanding debt with a variable interest rate of 1.75% above the Wall Street Journal Prime Rate with minimum rate of 5.00%, and $19,669 in outstanding debt with a variable interest rate of 1.00% above the New York Prime Rate with a minimum rate of 3.00%.

The debt agreements outstanding as of December 31, 2014 contained no financial covenants. The debt agreements outstanding as of December 31, 2013 contained financial covenants that, among other things, required the maintenance of certain leverage and fixed charge coverage ratios. The Company was in compliance with all financial covenants as of December 31, 2013 and December 31, 2012. All debt agreements containing covenants were refinanced in 2014, resulting in the removal of such covenants from the agreements in their entirety.

Debt maturities for the five years following December 31, 2014 are as follows:

Fiscal year:
2015	$65,920,090
2016	67,799,495
2017	45,206,189
2018	39,722,801
2019	27,820,732
Thereafter	37,260,862
$283,730,169

(6) Related party transactions

The Bridger entities have historically entered into numerous transactions with affiliated entities within Bridger Logistics, LLC, as well as other related parties. While transactions between companies within Bridger Logistics, LLC in these consolidated financial statements have been eliminated, other transactions with related parties, which are not included in these consolidated financial statements, have remaining outstanding balances due from or to Bridger Logistics, LLC as of December 31, 2014, 2013 and 2012. The transactions with related parties include trucking services for crude oil, leasing of trucks and tank trailers, providing throughput services at pipeline and rail terminals and allocation of costs for centralized corporate functions. In addition, the related party transactions are inclusive of loan transactions in accordance with promissory notes with related entities. Bridger Lake, LLC also had notes payable to a minority member with a principal balance of $330,000 as of December 31, 2012. No such notes payable to the minority member were outstanding as of December 31, 2013 and 2014. In addition, an affiliate made a loan to the Company for $700,000 and provided collateral of a certificate of deposit for another Company loan. The loan was repaid in full by Bridger in September of 2014.

On January 30, 2014, Bridger entered into a commitment to purchase 300 railcars at a total cost of approximately $47 million. On February 28, 2014, and amended and restated on March 31, 2014, Bridger entered into a 10% promissory note with a related party in the amount of $47 million to take delivery for the aforementioned railcars. The note was secured by members’ equity of Bridger, LLC and was repaid in full on April 30, 2014.

In the years ended December 31, 2014, 2013 and 2012, Bridger Logistics, LLC generated revenues and incurred expenses of $155,053,367, $79,667,974 and $25,257,000, respectively, from the services provided to related entities not included in these consolidated financial statements. Receivables from such related entities were $34,001,516, $11,047,823 and $7,555,463 as of December 31, 2014, 2013 and 2012, respectively. Payables to such related entities were $27,688,564, $10,925,836, and $12,007,565 as of December 31, 2014, 2013 and

2012, respectively. In addition, the consolidated statements of operations for the years ended December 31, 2014, 2013 and 2012 include allocation of overhead charges for centralized corporate functions of $9,841,776, $4,938,402 and $657,566, respectively.

(7) Major customers and concentration of credit risk

Bridger revenues included one related party which accounted for 34% of revenues for the year ended December 31, 2014 and one customer that accounted for 20% of revenues for the year ended December 31, 2014. Bridger revenues for the year ended December 31, 2013 included one related party which accounted for 54% of total revenues and one customer which accounted for 24% of the total revenues. In the year ended December 31, 2012, Bridger had one customer accounting for 60% of total revenues and one related party that accounted for 11% of the total revenues. For the years ended December 31, 2014 and 2012, there were no individual vendors that were significant to Bridger’s cost of sales. For the year ended December 31, 2013, cost of sales had one supplier accounting for 12% of purchases. The sales and purchases to and from these customers and vendors occur at multiple locations and Bridger believes the loss of these would only have a short-term impact on operating results. There is risk that the Company would not be able to identify and access replacement markets at comparable margins.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Trade accounts receivable are primarily from purchasers, producers, transporters and marketers within the crude oil industry. This industry concentration has the potential to impact the Company’s overall exposure to credit risk in that the customers may be similarly affected by changes in economic, industry or other conditions. Management regularly reviews credit exposure and financial information of counterparties.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to certain limits. The Company had approximately $7,752,830, $2,195,532 and $3,456,000 in excess of FDIC- insured limits at December 31, 2014, 2013 and 2012, respectively. The Company has not experienced any losses in such accounts.

(8) Description of leasing arrangements and other contractual obligations

In 2010, Bridger entered into agreements with a major pipeline company for the lease of three one-acre plots in North Dakota for the construction of pipeline terminals. The terminals receive crude oil by truck and deliver to the pipeline transportation system in exchange for throughput fees. These three pipeline terminals commenced operations during the second and third quarters of 2011. Bridger also entered into agreements with the same major pipeline company for the lease of six additional one-acre plots for the construction of four pipeline terminals during 2012 and two pipeline terminals during 2013.

On August 1, 2012, Bridger entered into a lease agreement for the use of 210 railcars for the transportation of crude oil. Bridger was required to pay a lease fee of $2,200 per railcar per month plus $2.00 per barrel usage fee for crude oil transported and delivered, and in no event was the monthly total fee to be less than $450,000 through the end of the term ending on September 30, 2013. Also, Bridger provided to lessor an irrevocable letter of credit from a commercial bank in the amount of $1,200,000 which expired on September 30, 2013. This agreement was not renewed on December 31, 2014.

On June 6, 2012, and as amended on December 31, 2013, Bridger entered into a lease agreement for the use of 100 railcars for the transportation of crude oil. Bridger was required to pay a lease fee of $3,050 per railcar per month for the period from July 15, 2012, to June 30, 2013, $3,500 per railcar per month from July 1, 2013, to December 31, 2013, and $2,000 per railcar per month from January 1, 2014 to December 31, 2014. This agreement was not renewed upon expiration.

On May 28, 2013, Bridger entered into a lease agreement for the use of 220 railcars for the transportation of crude oil. Bridger is required to pay a lease fee of $2,800 per railcar per month for the period from May 28, 2013 to May 28, 2015.

On October 7, 2013, Bridger entered into a lease agreement for the use of 110 railcars for the transportation of crude oil. Bridger was required to pay a lease fee of $1,300 per railcar per month for the period from October 7, 2013 to February 28, 2014. On February 28, 2014, Bridger purchased the 110 railcars for $15 million. On August 13, 2014, Bridger entered into a lease agreement with the same vendor for the use of 108 railcars for the transportation of crude oil. The terms of the agreement require Bridger to pay $2,500 per railcar per month for the period from August 13, 2014 through June 30, 2015.

In 2014, Bridger entered into multiple lease agreements for the use of railcars for the transportation of crude oil. The number of railcars per lease agreement ranged from 44 to 220 with payment terms ranging from $800 to $2,800 per railcar per month. Terms for all of the agreements range between one month and twelve months. Agreements for a total of 328 railcars were outstanding as of December 31, 2014 and will expire between April and August of 2015. Remaining lease agreements expired prior to December 31, 2014.

In addition to the above, Bridger entered into multiple real estate and pipeline terminals leases during 2014. The monthly lease payments range from $1,200 to $13,678 with lease terms ranging from December 31, 2014 to June 28, 2018.

The future minimum lease payments as of December 31, 2014 were as follows:

Operating leases
Fiscal year:
2015	$8,159,976
2016	553,890
2017	485,852
2018	144,000
2019	—
$9,343,718

In addition, Bridger has minimum throughput commitments related to certain assets. The future minimum payments related to these obligations as of December 31, 2014 were as follows:

Minimum throughput commitments
Fiscal year:
2015	$72,551,663
2016	57,746,278
2017	45,016,063
2018	44,131,063
2019 and thereafter	30,739,186
$250,184,253

(9) Acquisitions

On July 1, 2014 Bridger acquired the first purchaser crude oil trucking business from Occidental Energy Marketing, Inc. in connection with the ongoing trucking business expansion. The acquisition was accounted for as a business combination (ASC 805 Business Combinations). The total purchase price for the acquisition was allocated to the acquired assets based upon estimates of their respective fair values as of the closing dates using valuations and other studies.

The following table summarizes the amounts allocated to the assets acquired based upon their fair values at the acquisition dates:

Assets Acquired
Vehicles	$250,000
Trucks and trailers	6,130,000
Furniture and equipment	50,000
Intangible assets	2,570,000
Total purchase price	$9,000,000

Intangible assets are comprised of exchange and throughput agreement, which is amortized over the useful life of 5 years. The acquisition was funded through a combination of Bridger’s operating cash flows and financing. Direct acquisition expenses associated with acquisitions completed in 2014 were immaterial.

The following unaudited pro forma information presents Bridger’s consolidated results of operations for twelve months ended December 31, 2014 and December 31, 2013 as if the 2014 the acquisition had occurred on January 1, 2013:

	Unaudited
	2014	2013
Pro forma revenues	$274,310,932	$172,940,509
Pro forma cost of sales and operating expenses	225,508,495	148,537,594

Bridger Logistics, LLC did not make any acquisitions in 2013 and 2012.

(10) Discontinued operations and assets held for sale

Bridger Midstream.  Bridger entered into a Member Interest Purchase Agreement on November 28, 2014 for the sale of all of the assets of Bridger Midstream, LLC to a third party. The final closing of this agreement is expected to occur in the second quarter of 2015. Bridger has classified the related assets as assets held for sale at December 31, 2014, and the results of operations of these assets as discontinued operations in the consolidated statements of operations as of December 31, 2014. These assets were not in operation in 2013 and 2012.

The Bridger Midstream, LLC operating results, which are included in loss from discontinued operations, were as follows:

2014
Total revenues(1)	$5,002,034
Total expenses(1)	(10,154,874)
Loss from discontinued operations	$(5,152,840)

(1)         Total revenues and expenses include related party revenues and expenses of $4,966,278 for the year ended December 31, 2014.

Assets held for sale related to Bridger Midstream, LLC were $3.0 million as of December 31, 2014. These assets primarily consisted of pipeline terminal construction assets.

Gulf Coast Rail Business.  On January 1, 2012, Bridger entered into a terminal and throughput agreement for the unloading of crude from railcars and trucks, storage of crude and offloading of crude to barges and trucks at the Riverside facility, located in Geismar, Louisiana. The agreement terminates on May 31, 2016. The fee structure included a minimum monthly fee ranging from $315,000 to $865,300 per month from 2012 through 2014. In 2013, Bridger’s strategy involving this location had shifted significantly, leaving this geographically isolated facility with no further use within the Bridger portfolio. Lack of economic activity in 2013 and 2014 was evidence of this strategic shift. Bridger has no intent to increase terminal and throughput volumes at the facility and is negotiating with the facility owner to determine a buy-out value for the remaining financial obligation under the contract. Bridger classified the results of operations of the Gulf Coast Rail Business as discontinued operations in the consolidated statements of operations for all periods presented.

The Gulf Coast Rail Business’ operating results, which are included in income (loss) from discontinued operations, were as follows:

	2014	2013	2012
Total revenues(1)	$12,683,409	8,740,940	2,643,661
Total expenses(1)(2)	(24,046,326)	(7,778,850)	(3,315,000)
Loss from discontinued operations	(11,362,917)	962,090	(671,339)

(1)         Total revenues include related party revenues of $12,634,200, $8,740,940 and $2,393,398 for years ended December 31, 2014, 2013 and 2012, respectively.

(2)         The total costs and expenses include $13,662,726 of contract exit costs related to future obligations existing at the Riverside facility at December 31, 2014.

(11) Commitments and contingencies

From time to time, Bridger enters into agreements with third parties requiring minimum performance or volume requirements in the normal course of business.

Murex litigation

Bridger Logistics, LLC is in dispute with Murex, LLC with respect to a sublease of approximately 220 railcars by Bridger for which Murex has made a claim for $9.6 million in contract damages, including legal fees. Management believes it has a meritorious defense against this claim and has asserted counterclaims against Murex citing the cause of the dispute to be an exorbitant rate of bad order railcars provided by Murex. It is management’s assessment that the amount claimed by Murex will ultimately be resolved at an amount that will be substantially lower than the amount claimed. Management believes that the outcome of the ultimate resolution as of the date of this report is neither probable nor estimable at this time.

Other legal proceedings

Bridger is subject to various claims and legal actions arising in the ordinary course of business. There are uncertainties inherent in the ultimate outcome of such matters and it is difficult to determine the ultimate costs that may be incurred. Bridger believes the ultimate disposition of these matters will not have a material adverse effect on the consolidated statement of operations, consolidated balance sheet and consolidated statement of cash flows. Bridger appropriately accrues for such matters when a loss is known or is considered probable and estimable in nature. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in its consolidated financial statements.

(12) Subsequent events

Management has evaluated subsequent events through May 29, 2015, the date on which the financial statements were available to be issued.